Exhibit 31.2

Certifications

I, Donald R. Marchand, certify that:

1.    I have reviewed this annual report on Form 40-F/A of TransCanada PipeLines Limited;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results or operations and cash flows of the issuer as of, and for, the periods presented in this report.

Dated March 14, 2016

/s/ DONALD R. MARCHAND
Donald R. Marchand Executive-President, Corporate Development and Chief Financial Officer